Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 2, 2026, except for the effects of the reverse stock split discussed in Note 18 to the consolidated financial statements, as to which the date is June 4, 2026, relating to the financial statements, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333- 296032) of Parabilis Medicines, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-296032) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 9, 2026